Exhibit 99

Contacts:             Media: James Mahoney              Investor: Thomas R. Rice
                      (617) 346-5472                    (617) 346-0148

                          FLEET FINANCIAL GROUP REPORTS
                  THIRD QUARTER EARNINGS UP 10% TO $295 MILLION

     Boston, Massachusetts, October 16, 1996: Fleet Financial Group, Inc. (FLT-NYSE) today reported third quarter net income of $295 million, an increase of 10% compared to net income of $268 million in the third quarter of 1995. Earnings per share increased to $1.02 per share from $.96 per share in last year's comparable period. Year to date earnings were $836 million, an increase of 12%, compared to $748 million for the first nine months of 1995. Earnings per share increased to $2.91 per share from $2.69 per share for the first nine months of 1995. Return on assets and return on common equity for the third quarter were 1.35% and 17.83%, respectively, up from 1.27% and 16.86% for the third quarter of 1995.

     Terrence Murray, Fleet's president and chief executive officer, commented, " The past year's acquisitions, tightened business focus, and attention to efficiency have provided a powerful kick to Fleet's earnings power. We're working across our diversified franchise on a number of continuing projects which will sustain and add to this momentum. Investments in technology, new distribution channels, and a broader product array are unleashing value across Fleet's franchise of 6 million customers."

     Eugene M. McQuade, Fleet's chief financial officer, commented on one of the key drivers of this earnings momentum, "The balance sheet restructuring and acquisition of NatWest have provided a strong impetus to net income. The corporation has increased net interest by over $160 million from the comparable period of 1995, through an increase of 25% in our net interest margin this year and a more productive mix of earning assets."

     Net interest income totaled $934 million during the third quarter of 1996, an increase of $70 million from the second quarter, and $162 million from the third quarter of 1995. The increase over the second quarter is primarily attributable to the inclusion of the NatWest franchise for the entire period, as well as an increase of 25 basis points in net interest margin to 5.01%, reflecting the NatWest acquisition, which added higher yielding loans and lower cost core deposits.

     The provision for credit losses was $65 million, compared to $27 million for the third quarter of 1995. The increase in the provision is primarily attributable to an increase in charge-offs as a result of the additional loans from NatWest coupled with increased charge-offs in the credit card portfolio.

     Noninterest income in the third quarter totaled $555 million, up $107 million or 24%, from the third quarter of 1995. This increase in noninterest income is attributable to a $76 million contribution from NatWest and a 7% revenue increase in Fleet's business lines. Mortgage banking revenues increased $9 million over the prior year as mortgages serviced increased $10 billion to $121 billion. Investment management revenue increased $13 million, or 16%, year over year, due to growth in the levels of managed assets, which was fueled by the strong equity market. Student loan servicing revenue increased $6 million, or 37%, compared to the prior year due to an increase in the volume of loans serviced as a result of the extension of our direct loan servicing contracts with the federal government. Revenues from our venture capital business, Fleet Private Equity, increased $28 million to $41 million compared to the same period of the prior year due to increasing values in equity capital investments managed.

     Noninterest expense totaled $911 million, including $189 million related to the acquired NatWest, compared to $747 million during the third quarter of 1995. Excluding the impact of NatWest, noninterest expense declined $39 million from the second quarter of 1996, a reduction of $160 million on an annualized basis. This decrease was primarily the result of cost savings associated with the Shawmut and NatWest mergers.

     Total assets at September 30, 1996 were $87.2 billion, flat compared to $87.7 billion a year ago. Total loans were up 7%, on an annualized basis, to $60.1 billion at September 30, 1996, as a result of growth in the commercial, real estate, and credit card portfolios during the quarter. Nonperforming assets increased $14 million in the third quarter to $759 million. Stockholders' equity amounted to $7.27 billion at September 30, 1996, an increase of $141 million from June 30, 1996. Additionally, during the quarter the corporation redeemed its 10.12% Series III preferred stock, which resulted in a one-time charge to earnings per share of $.01 and replaced it with Series VIII preferred stock at an initial rate of 6.59%.